Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 3 TO AMENDED AND RESTATED MASTER REPURCHASE AND SECURITIES CONTRACT

AMENDMENT NO. 3 TO AMENDED AND RESTATED MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of September 23, 2021 (this “Amendment”), by and between KREF LENDING I LLC, a Delaware limited liability company (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Master Repurchase and Securities Contract, dated as of April 7, 2017 (as amended by Amendment No. 1 to Amended and Restated Master Repurchase and Securities Contract, dated as of September 20, 2017, by and between Seller and Buyer, as further amended by Amendment No. 2 to Amended and Restated Master Repurchase and Securities Contract, dated as of November 28, 2018, by and between Seller and Buyer, as further amended by that certain Letter Agreement, dated as of December 2, 2019, as further amended hereby and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”); and

WHEREAS, Buyer and Seller have agreed to amend certain provisions of the Repurchase Agreement in the manner set forth herein; and Guarantor hereby agrees to make the acknowledgments set forth herein.

Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

SECTION 1.       Repurchase Agreement Amendments.

(a)        The defined terms “Alternative Rate” and “Minimum Facility Debt Yield Test”, as set forth in Article 2 of the Repurchase Agreement, are hereby deleted in its entirety.

(b)          Article 2 of the Repurchase Agreement is hereby amended by inserting the following new definitions in correct alphabetical order:

“Benchmark”:  Initially, LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to clause (a) of Section 12.01.

“Benchmark Replacement”:  The first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1)          the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)          the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)        the sum of: (a) the alternate rate of interest that has been selected by Buyer as the replacement (including, without limitation, a temporary replacement determined by Buyer pursuant to Section 12.01(d)) for the then-current Benchmark for the Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clauses (1) and (2) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion.  If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment”:

(1)         for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(x)         the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; and

(y)       the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to LIBOR for the Corresponding Tenor; and

(2)        for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Buyer for the Corresponding Tenor;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion.

“Benchmark Replacement Conforming Changes”:  With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”:  The earliest to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)         in the case of an Early Opt-in Election, the fifth (5th) Business Day after the Rate Election Notice is provided to Seller.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)         a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR”:  The compounded average of daily SOFRs for the Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in advance or compounding in arrears with a lookback and/or suspension period as a mechanism to determine the Price Differential amount payable prior to the end of each Pricing Period) being established by Buyer in accordance with:

(1)       the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR (either in advance or arrears, as applicable); provided that:

(2)        if, and to the extent that, Buyer determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that Buyer determines are substantially consistent with at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review;

provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Corresponding Tenor”:  With respect to a Benchmark Replacement, an approximately one-month tenor (including overnight) (disregarding Business Day adjustment).

“Delaware LLC Act”: means Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dividing LLC”: means a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division”: means the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division LLC”: means a surviving company, if any, and each resulting company, in each case that is the result of a Division.

“Early Opt-in Election”:  The occurrence of:

(1)         a determination by Buyer that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities to which Buyer is a party at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, Term SOFR or Compounded SOFR plus (if applicable as a result of a fallback from another benchmark interest rate) a Benchmark Replacement Adjustment, and

(2)          the election by Buyer to declare that an Early Opt-in Election has occurred and the provision by Buyer of written notice of such election to Seller (the “Rate Election Notice”).

“Third Amendment Effective Date”:  September 23, 2021.

“Floor”: Zero (0).

“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“Rate Election Notice”:  Defined in the definition of “Early Opt-in Election”.

“Reference Time”:  With respect to any determination of the Benchmark, (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London Business Days (as determined in accordance with clause (d) of the definition of “Business Day”) preceding the date of such determination, and (2) if the Benchmark is not LIBOR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body”:  The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR”:  With respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. on the next succeeding U.S. Governmental Securities Business Day.

“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”:  The website of the Federal Reserve Bank of New York at www,newyorkfed,org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR”:  The forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement”:  The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day”: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(c)          Clause (B) of the defined term “Additional Advance Requirements”, as set forth in Section 2.01 of the Repurchase Agreement, is hereby amended and restated in its entirety to read as follows: “(B) the LTV/LTC Test is in compliance prior to and after the date of the related Additional Advance under Section 3.11, and”.

(d)         Clause (e) of the defined term “Eligible Asset”, as set forth in Section 2.01 of the Repurchase Agreement, is hereby amended and restated in its entirety to read as follows: “(e) [reserved];”.

(e)          The defined term “Funding Expiration Date”, as set forth in Section 2.01 of the Repurchase Agreement, is hereby amended to delete the date “November 28, 2021” and replace it with the date “September 23, 2024”.

(f)          The defined term “Maturity Date”, as set forth in Section 2.01 of the Repurchase Agreement, is hereby amended to delete the date “November 28, 2021” and replace it with the date “September 23, 2024”.

(g)         The defined terms  “LIBOR” and “Pricing Rate”, as set forth in Article 2 of the Repurchase Agreement, are each hereby amended and restated in their entirety to read as follows:

“LIBOR”:  The rate of interest per annum determined by Buyer on the basis of the rate for deposits in Dollars for delivery on the first (1st) day of each Pricing Period, for a one-month period commencing on (and including) the first day of such Pricing Period and ending on (but excluding) the same corresponding date in the following month, as reported on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m., London time, on the Pricing Rate Determination Date (or if not so reported, then as determined by Buyer from another recognized source or interbank quotation); provided, that in no event shall LIBOR be less than the Floor.  If the calculation of LIBOR results in a LIBOR rate of less than the Floor, LIBOR shall be deemed to be the Floor for all purposes of this Agreement.  Each calculation by Buyer of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“Pricing Rate”:  For any Pricing Period, the Benchmark for such Pricing Period plus the applicable Pricing Margin; provided, that while an Event of Default is continuing, the Pricing Rate shall be the Default Rate.

(h)          Article 2 of the Repurchase Agreement is hereby amended by inserting the following new Section 2.03 at the end thereof in correct numerical order:

“Section 2.03    Rates.  Price Differential on Transactions denominated in Dollars or any other currency permitted hereunder (if any) may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation.  Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change.  Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate, the rates in any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 12.01, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Seller.  Buyer may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Seller or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.”

(i)        Clause (viii) of Section 3.01(f) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:  “(viii) the LTV/LTC Test is then-currently being breached.”

(j)           Section 3.02 of the Repurchase Agreement is hereby amended by inserting the following additional sentence at the end thereof:

“To the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01, 8.03 and 9.01 hereof), Seller shall cause each such Division LLC to sell, transfer, convey and assign to Buyer on a servicing released basis and for no additional consideration all of each such Division LLC’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by

Seller on each related Purchase Date of all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights.”

(k)         Clause (b) of the proviso to Section 3.04(i) of the Repurchase Agreement is hereby amended by deleting the text “either the Minimum Facility Debt Yield Test or” in its entirety.

(l)          Clause (iv) of the proviso to Section 3.06(a) of the Repurchase Agreement is hereby amended by deleting the text “each of the Minimum Facility Debt Yield Test and” in its entirety.

(m)       Clause (B) of Section 3.10(ii) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows: “(B) the LTV/LTC Test is in compliance, both before and after giving effect to the proposed Transaction,”.

(n)          Clause third of Section 5.02 of the Repurchase Agreement is hereby amended by deleting the text “either the Minimum Facility Debt Yield Test or” in its entirety.

(o)          Section 6.02(b) of the Repurchase Agreement is hereby amended by deleting the text “and the Minimum Facility Debt Yield Test,” in its entirety.

(p)          The first sentence of Section 8.03 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows

“Seller shall not enter into any merger or consolidation or adopt, file, or effect a Division, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or properties, or permit any changes in the ownership of the Equity Interests of Seller, without the consent of Buyer.”

(q)          The third sentence of Section 8.04 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, (i) if Seller grants a Lien on any Purchased Asset in violation of this Section 8.04 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default, and (ii) to the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01, 8.03 and 9.01 hereof), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the Pledge Agreement.”

(r)          Clause (x) of Section 9.01 of the Repurchase Agreement is hereby amended by inserting the following text “, nor shall Seller adopt, file, or effect a Division” at the end thereof immediately preceding the comma.

(s)          Section 10.01 of the Repurchase Agreement is hereby amended by (I) deleting “and” and the end of clause (q) thereof, (II) deleting the period at the end of clause (r) thereof and inserting the text “; and” in lieu thereof and (III) inserting the following new clause (s) at the end thereof:

“(s)         Seller adopts, files, or effects a Division.”

(t)           Section 12.01 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 12.01  Benchmark Replacement; Market Disruption.  (a) Notwithstanding anything to the contrary herein or in any other Repurchase Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Repurchase Document in respect of such determination on such date and all determinations on all subsequent dates. If the Benchmark Replacement is determined in connection with a Benchmark Transition Event, such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document.  If the Benchmark Replacement is determined in connection with an Early Opt-in Election, such Benchmark Replacement will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Seller without any amendment to this Agreement or any other Repurchase Document or further action or consent of Seller or any other party to this Agreement or any other Repurchase Document.

(b)         Benchmark Replacement Conforming Changes.  In connection with a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Repurchase Document.

(c)          Notices; Standards for Decisions and Determinations.  Buyer will promptly notify Seller of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the

removal or reinstatement of any tenor of Term SOFR pursuant to clause (d) below. Any determination, decision or election that may be made by Buyer pursuant to this Section 12.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller or any other party to this Agreement or any other Repurchase Document.

(d)          Market Disruption.  Notwithstanding the foregoing, if prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event or an Early Opt-in Election), adequate and reasonable means do not exist for ascertaining the then-current Benchmark for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Benchmark portion of the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Benchmark Replacement determined by Buyer pursuant to clause (3) of the definition of “Benchmark Replacement”.  For the avoidance of doubt, nothing contained in this Section 12.01 shall be construed to eliminate, replace or otherwise affect the Pricing Margin portion of the Pricing Rate calculation, which Pricing Margin shall continue to apply and be calculated as part of the Pricing Rate regardless of the applicable Benchmark.

(e)          London Interbank Offered Rate Benchmark Transition Event.  On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023.  No successor administrator for the IBA was identified in such Announcements.  The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of Buyer to notify Seller of such Benchmark Transition Event pursuant to clause (c) of this Section 12.01 shall be deemed satisfied.

In exercising its rights and remedies under this Section 12.01, Buyer shall treat Seller in a manner that is substantially similar to the manner it treats other similarly situated sellers in facilities with substantially similar assets.”

(u)          Section 12.02 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 12.02  Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated and the Maturity Date shall be deemed to have occurred, (b) if required by such adoption or change, the Pricing Rate shall be the Benchmark Replacement determined by Buyer pursuant to clause (3) of the definition of “Benchmark Replacement”, and (c) if required by such adoption or change, the Maturity Date shall be deemed to have occurred.”

(v)          Section 12.03 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 12.03  Breakfunding. In the event of (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.04, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.04 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date (based on the assumption that Buyer funded its commitment with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods that Buyer deems appropriate and practical), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any redetermination of the Pricing Rate based on a Benchmark Replacement for any reason on a day that is not the last day of the then-current Pricing Period, Seller shall compensate Buyer for the out-of-pocket costs and expenses actually incurred by Buyer and attributable to such event. A certificate of Buyer setting forth any amount or amounts that Buyer is entitled to receive pursuant to this Section 12.03 shall be delivered to Seller and shall be conclusive to the extent calculated in good faith and absent manifest error. Seller shall pay Buyer the amount shown as due on any such certificate within ten (10) days after receipt thereof.”

SECTION 2.      Conditions Precedent.  This Amendment and its provisions shall become effective on the first date on which (a) this Amendment is executed and delivered by a duly authorized officer of each of Seller, Guarantor and Buyer, (b) Buyer receives a fully executed copy of that certain Amendment No. 3 to Amended and Restated Fee and Pricing Letter, dated as of the date hereof (the “Fee Letter Amendment”), between Seller and Buyer, and (c) Buyer has received payment of the installment of the Structuring Fee that is due on the Third Amendment Effective Date (such date, the “Amendment Effective Date”).

SECTION 3.      Conditions Subsequent.  Within ten (10) Business Days following the Amendment Effective Date (or such longer period as Buyer may agree to in its sole discretion), Seller and Guarantor shall provide Buyer with updated copies of each of the legal opinions delivered to Buyer in connection with the execution and delivery of the Repurchase Agreement and each of the related Repurchase Documents, each, in form and substance acceptable to Buyer and its counsel.  The failure of Seller and Guarantor to do so on a timely basis shall constitute an immediate Event of Default under the Repurchase Agreement.

SECTION 4.      Representations, Warranties and Covenants. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Amendment Effective Date, that (i) it is in full compliance with all of the terms and provisions set forth in each Repurchase Document to which it is a party on its part to be observed or performed, and (ii) no Default or Event of Default has occurred or is continuing.  Seller hereby confirms and reaffirms each of its  representations, warranties and covenants contained in each Repurchase Document.

SECTION 5.     Acknowledgements of Seller and Guarantor.  Seller hereby acknowledges that Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement and the other Repurchase Documents.

SECTION 6.      Acknowledgments of Guarantor.  Guarantor hereby acknowledges (a) the execution and delivery of this Amendment and the Fee Letter Amendment and agrees that it continues to be bound by the Guarantee Agreement to the extent of the Guaranteed Obligations (as defined therein), notwithstanding the execution of this Amendment and the Fee Letter Amendment and the impact of the changes set forth herein and therein, and (b) that Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement, the Guarantee Agreement and each of the other Repurchase Documents.

SECTION 7.      Limited Effect.  Except as expressly amended and modified by this Amendment, the Repurchase Agreement and each of the other Repurchase Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date (x) each reference therein and herein to the “Repurchase Documents” shall be deemed to include, in any event, this Amendment, (y) each reference to the “Repurchase Agreement” in any of the Repurchase Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby, and (z) each reference in the Repurchase Agreement to “this Agreement”, this “Repurchase Agreement”, this “Master Repurchase and Securities Contract”, “hereof”, “herein” or words of similar effect in referring to the Repurchase Agreement shall be deemed to be references to the Repurchase Agreement, as amended by this Amendment.

SECTION 8.      No Novation, Effect of Agreement.  Seller and Buyer have entered into this Amendment solely to amend the terms of the Repurchase Agreement and do not intend this Amendment or the transactions contemplated hereby to be, and this Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Seller, Guarantor or Pledgor (the “Repurchase Parties”) under or in connection with the Repurchase Agreement, the Pledge Agreement or any of the other Repurchase Documents to which any Repurchase Party is a party.  It is the intention of each of the parties hereto that (i) the perfection and priority of all security interests securing the payment of the Repurchase Obligations of the Repurchase Parties under the Repurchase Agreement and the Pledge Agreement are preserved, (ii) the liens and security interests granted under the Repurchase Agreement and the Pledge Agreement continue in full force and effect, and (iii) any reference to the Repurchase Agreement in any such Repurchase Document shall be deemed to also reference this Amendment.

SECTION 9.      Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 10.   Expenses.  Seller agrees to pay and reimburse Buyer for all out-of-pocket costs and expenses incurred by Buyer in connection with the preparation, execution and delivery of this Amendment and all other agreements, instruments or documents related thereto, including, without limitation, the fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to Buyer.

SECTION 11.   GOVERNING LAW.  THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SELLER:

KREF LENDING I LLC, a Delaware limited liability company

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

Acknowledged and Agreed:

GUARANTOR:

KKR REAL ESTATE FINANCE HOLDINGS L.P., a Delaware limited partnership

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Allen Lewis
Name: Allen Lewis
Title: Managing Director